                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                       Southwestern Life Holdings, Inc.
     --------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                      ----------------------------------
                        (Title of Class of Securities)

                                  845606 10 2
            ------------------------------------------------------
                                (CUSIP Number)

                                              Copy to:
   Paul Chute                                 James L. Learner, P.C.
   Brown's Dock, L.L.C.                       Kirkland & Ellis
   56 Prospect St.                            200 E. Randolph Drive
   Hartford, Connecticut 06115                Chicago, Illinois 60601
   (860) 403-5594                             (312) 861-2000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 June 15, 2000
           ---------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 18 Pages

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 2 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Brown's Dock, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 3 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Phoenix Home Life Mutual Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 4 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Phoenix Investment Partners, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IA
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 5 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness Management Fund I LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 6 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      WMD LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 7 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      J.C. Comis LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 8 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      W. McComb Dunwoody
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   --------------------
 CUSIP No. 845606 10 2                13D                  Page 9 of 18 Pages
-----------------------                                   --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      James C. Comis, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP No. 845606 10 2                13D                 Page 10 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP No. 845606 10 2                13D                 Page 11 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Executive Capital Partners I LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP No. 845606 10 2                13D                 Page 12 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Inverness/Phoenix Capital LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP No. 845606 10 2                13D                 Page 13 of 18 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      DCPM Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
 5    TO ITEMS 2(D) or 2(E) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,071,695 shares of Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,071,695 shares of Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      33.9% of Common Stock and common stock equivalents
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
                               (Amendment No. 1)


     This Amendment No. 1 amends and supplements the statements on Schedule 13D of (i) Brown's Dock, L.L.C., (ii) Inverness/Phoenix Partners, L.P., (iii) Executive Capital Partners I, L.P., (iv) Inverness/Phoenix Capital LLC, (v) DCPM Holdings, Inc., (vi) Phoenix Home Life Mutual Insurance Company, (vii) Phoenix Investment Partners, Ltd., (viii) Inverness Management Fund I LLC, a Delaware limited liability company, (ix) WMD LLC, (x) W. McComb Dunwoody, (xi) J.C. Comis LLC, and (xii) James C. Comis III, dated June 23, 2000 (the "Statement"). This Amendment No.1 is being filed in connection with (i) the acquisition by the Fund and Executive Fund of an aggregate of an additional 264,732 shares of Common Stock in open market transactions, and (ii) the acquisition by the General Partner of 8,000 shares of Common Stock in open market transactions. For purposes hereof, with respect to references to shares of stock owned by the Fund and the Executive Fund, 96.718% of such shares are owned by the Fund and 3.282% of such shares are owned by the Executive Fund.

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Statement. Except as expressly set forth in this Amendment No. 1, there have been no material changes in the information contained in the Statement.

Item 2.   Identity and Background
          -----------------------

     The information set forth in Item 1 of the Statement is hereby amended in its entirety as follows:

     This Statement is being filed by each of the following persons pursuant to Rule 13d-1(f) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) Brown's Dock, L.L.C., a Delaware limited liability company ("Brown's Dock"), by virtue of its direct beneficial ownership of shares of Common Stock covered by this Statement; (ii) Inverness/Phoenix Partners, L.P., a Delaware limited partnership (the "Fund"), by virtue of its direct beneficial ownership of shares of Common Stock covered by this Statement;
(iii) Executive Capital Partners I, L.P., a Delaware limited partnership (the "Executive Fund"), by virtue of its direct beneficial ownership of shares of Common Stock covered by this Statement; (iv) Inverness/Phoenix Capital LLC, a Delaware limited liability company (the "General Partner"), by virtue of its direct beneficial ownership of shares of Common Stock covered by this Statement and by virtue of its being the general partner of the Fund and its being general partner of the Executive Fund; (v) DCPM Holdings, Inc., an Illinois corporation ("DCPM"), by virtue of its being a member of the General Partner; (vi) Phoenix Home Life Mutual Insurance Company, a New York mutual life insurance company ("Phoenix"), by virtue of its being a member of Brown's Dock; (vii) Phoenix Investment Partners, Ltd., a Delaware limited partnership ("PXP"), by virtue of its being a member of Brown's Dock and its ownership of all of the outstanding stock of DCPM; (viii) Inverness Management Fund I LLC, a Delaware limited

                              Page 14 of 18 Pages
liability company, ("Inverness"), by virtue of its being a member of Brown's Dock and its being a member of the General Partner; (ix) WMD LLC, a Delaware limited liability company ("WMD"), by virtue of its being a controlling member of Inverness, (x) W. McComb Dunwoody, an individual resident of the State of Connecticut ("Dunwoody"), by virtue of his being a controlling member of WMD;
(xi) J.C. Comis LLC, a Delaware limited liability company ("JCC"), by virtue of its being a controlling member of Inverness; and (xii) James C. Comis III, an individual resident of the State of New Jersey ("Comis"), by virtue of his being a controlling member of JCC. Brown's Dock, the Fund, the Executive Fund, DCPM, Phoenix, PXP, Inverness, WMD, JCC, Dunwoody and Comis are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons." The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Fund, the Executive Fund, the General Partner, Inverness, WMD, JCC, Dunwoody and Comis are sometimes referred to herein collectively as the "Inverness Persons."

     Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information given by another Reporting Person. By their signature on this Statement, each of the Reporting Persons agrees that this Statement is filed on behalf of such Reporting Person.

     Certain information required by this Item 2 concerning the directors and executive officers of Phoenix, PXP and DCPM is set forth on Schedule A attached hereto, which is incorporated herein by reference.

     Brown's Dock is a holding company that was formed to invest in the Issuer. The address of the principal business and principal office of Brown's Dock is 56 Prospect St., Hartford, Connecticut 06115.

     Phoenix is a mutual insurance company in the business of life and health insurance and annuities. The address of the principal business and principal office of Phoenix is One American Row, Hartford, Connecticut 06115. PXP is a registered investment advisor and owner of other affiliated investment advisors. The address of the principal business and principal office of PXP is 56 Prospect St., Hartford, Connecticut 06115.

     DCPM, formerly known as Duff & Phelps Capital Markets, Inc., is a wholly-owned subsidiary of PXP and its sole asset and interest is the Fund. The address of the principal business and principal office of DCPM is 56 Prospect St., Hartford, Connecticut 06115.

     The principal business of each of the Inverness Persons is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested. The address of the principal business and principal office of each of the Inverness Persons is c/o Inverness Management I LLC, 660 Steamboat Road, Greenwich, Connecticut 06830.

                              Page 15 of 18 Pages

     During the past five years, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any of the persons listed on Schedule A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activity subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------

The information set forth in Item 3 of the Statement is hereby amended and supplemented as follows:

     The Fund and the Executive Fund have acquired 264,732 shares of Common Stock in open market transactions, 96.718% of which are owned by the Fund and 3.282% of which are owned by the Executive Fund. The net investment cost of these shares was $3,915,858.92. Each of the Fund and the Executive Fund utilized internal funds.

     The General Partner acquired 8,000 shares of Common Stock in an open market transaction. The net investment cost of these shares was $120,480.00. The General Partner utilized internal funds.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

The information set forth in Item 5 of the Statement is hereby amended in its entirety as follows:

     At the close of business on August 23, 2000, (i) Brown's Dock had direct beneficial ownership of 530,257 shares of Common Stock, (ii) the Fund and the Executive Fund had direct beneficial ownership of 2,533,438 shares of Common Stock, and (iii) the General Partner had direct beneficial ownership of 8,000 shares of Common Stock.

     The Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Act, and therefore, each Reporting Person is deemed to have beneficial ownership of 3,071,695 shares of Common Stock (the "Shares") and such ownership would represent 33.9% of the Common Stock and common stock equivalents issued and outstanding as of August 23, 2000.

     All such ownership percentages of the Common Stock reported herein are based on the representation of the Issuer to the Reporting Persons that, as of June 13, 2000, there were 9,059,000 shares of Common Stock issued and outstanding, and reported herein to the best knowledge and belief of the Reporting Persons.

     The only transactions effected by Brown's Dock in the Common Stock during the past 60 days relates to its acquisition of 530,257 shares of Common Stock in connection with the consummation of the Plan as reported in the Statement.

                              Page 16 of 18 Pages

     In addition to the 2,268,706 shares of Common Stock acquired by the Fund and the Executive Fund under the Plan and as reported in the Statement, the following table sets forth the transactions effected by the Fund and the Executive Fund in the Common Stock during the past 60 days. Each of the transactions set forth below reflects an acquisition or sale effected by open market transactions. The price per share includes commissions, if any.

                                           Number of Shares
  Purchase/Sale Date    Price Per Share    Purchased (Sold)
  ------------------    ---------------    ----------------
       6/15/00               $15.06            236,330

       6/21/00               $12.56             28,402

     The only transaction effected by the General Partner in the Common Stock during the past 60 days relates to its acquisition of 8,000 shares of Common Stock on June 15, 2000 in an open market transaction at a price of $15.06 per share and an aggregate purchase price of $120,480.

     No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from the proceeds from the sale of the shares of Common Stock reported hereunder.

Item 7.   Materials to be Filed as Exhibits.
          ---------------------------------

          Exhibit C:   Agreement of Joint Filing, dated as of August 23, 2000,
                       among Buyer, the Fund, the Executive Fund, DCPM, Phoenix,
                       PXP, the General Partner, Inverness, WMD, JCC, Dunwoody and Comis.

                              Page 17 of 18 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: June 23, 2000

                    BROWN'S DOCK, L.L.C.
                    INVERNESS/PHOENIX PARTNERS LP
                    EXECUTIVE CAPITAL PARTNERS I LP
                    INVERNESS/PHOENIX CAPITAL LLC
                    DCPM HOLDINGS, INC.
                    PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                    PHOENIX INVESTMENT PARTNERS, LTD.
                    INVERNESS MANAGEMENT FUND I LLC
                    WMD LLC
                    J.C. COMIS LLC
                    W. McComb Dunwoody
                    James C. Comis III

                          /s/ James L. Learner, P.C.
                    By:   __________________________
                    Name: James L. Learner, P.C.
                    Title: Attorney-in-Fact
                            (Pursuant to a Power of Attorney filed
                            with the Commission)

                              Page 18 of 18 Pages